Exhibit 10(a)1

THE SOUTHERN COMPANY

OMNIBUS INCENTIVE COMPENSATION PLAN

FORM OF RESTRICTED STOCK AWARD AGREEMENT

Your Restricted Stock Grant is subject to the following terms and conditions:

1.

Grant. The Compensation and Management Succession Committee (the “Committee”) has granted to you (the “Participant”) a Restricted Stock Award of _________ shares (the “Restricted Stock”) of common stock of the Southern Company (the “Company”), par value $5 per share (the “Common Stock”), which shares shall be subject to the restrictions herein. The Restricted Stock Award was granted on __________. This award is governed by the Southern Company Omnibus Incentive Compensation Plan, as amended from time to time (the “Plan”).

2.

Terms. Terms in this Award Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms will supersede and replace the conflicting terms of this Award Agreement.

3.

Vesting and Period of Restriction. The Restricted Stock shall vest on the ________ anniversary of this grant (_______ __, 20__) (the “Vesting Date”). With respect to any share of Restricted Stock, the period between the date of grant and the corresponding date of delivery of such share in accordance herewith shall be referred to as the “Period of Restriction.”

4.	Custody of Shares. The Company shall retain custody of shares of the Restricted Stock for the duration of the Period of Restriction.

5.

Impact of Termination of Employment. The rights of the Participant to the Restricted Stock in the event of a termination of employment in the Period of Restriction are determined according to the following table:

Termination of Employment Event	Impact on Restricted Stock

Disability[1]	Vest fully
Death	Vest fully
Any other type of termination not for cause[2]	Forfeited
Any termination for cause2/3	Forfeited

1Disability means any physical or mental condition which would qualify you for a disability benefit under the long-term disability plan maintained by the Company and applicable to you, or if no such disability plan exists, as determined by the Committee.

2Cause is determined by the Committee.

3Any termination for cause includes any type of termination (including, but not limited to, a voluntary or involuntary resignation by you, a voluntary or involuntary termination by the Company, your termination with severance, your retirement, or your termination because of a disability) if such termination is related to cause.

Restricted Stock that is not vested at the time of your termination of employment will, coincident therewith, terminate and be of no force or effect.

7.	Nontransferability. No rights in the shares of Restricted Stock are transferable until the expiration of the Period of Restriction.

8.

Shareholder Rights. With respect to Restricted Stock, the Participant shall have the right to receive dividends and shall have the right to vote shares of Restricted Stock during the Period of Restriction. Any dividends received on the Restricted Stock during the Period of Restriction will be reinvested in the Participant’s account in The Southern Company Southern Investment Plan. Any dividends so reinvested are subject to the same Period of Restriction as the associated Restricted Stock.

9.	Delivery of Shares. As soon as practicable after the expiration of the Period of Restriction, the Company will deliver to the Participant the appropriate number of shares of Common Stock.

10.

No Right to Continued Employment. This Restricted Stock Award does not confer upon the Participant any right with respect to continuance of employment by the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the Participant’s employment at any time.

Exhibit A

LEGEND TO BE PLACED ON STOCK CERTIFICATE

The shares represented by this certificate are subject to the provisions of the Southern Company Omnibus Incentive Compensation Plan (the “Plan”) and a Restricted Stock Award Agreement (the “Agreement”) and may not be sold or transferred except in accordance therewith. Copies of the Plan and Agreement are kept on file by The Southern Company.